Exhibit 10.5

Quanterix
900 Middlesex Turnpike
Building 1
Billerica, MA 01821
tel: 617.301.9400
fax: 617.301.9401
www.quanterix.com

May 5, 2026
Vandana Sriram
Delivered via Email

RE: Second Amendment to Employment Agreement

Dear Vandana:

I am pleased to inform you that the Compensation Committee of the Board of Directors of Quanterix Corporation (the “Company”) has approved a further enhancement of certain executive-level severance and change in control benefits applicable to you. Changes to your employment agreement, dated August 3, 2023, and amended on April 9, 2024 (“the “Original Agreement”), that extend these benefits to you are set forth herein. These changes will be effective as of the date of your signature below, and at such time, the Original Agreement, as amended by this amendment, shall constitute the “Agreement” as referred to below. Except as explicitly amended by this amendment, all other terms of the Original Agreement (except the amendment dated April 9, 2024, which is superseded by this amendment) shall remain in full force and effect.

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Amendment of Severance Provision: Section 7 of the Original Agreement is hereby superseded and replaced in its entirety with the following:

“7.    Severance: Without limiting the at-will nature of your employment relationship, if Quanterix Corporation (the “Company”) terminates your employment without Cause, or if you resign for Good Reason, the Company shall provide you with the following termination benefits (the "Termination Benefits”).

(a)Salary Continuation Payments. Continuation of your base salary for a period of twelve (12) months after the date of termination (the "Severance Period") at the salary rate then in effect.

{b)     Target Bonus. An amount equal to your annual target bonus for the year of termination paid in one lump sum on the Company's next regularly-scheduled payroll date following the effective date of the separation agreement described below.

(c) Health Benefits Continuation. Continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) the end of the Severance Period; or (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA ("Health Benefits Continuation Payments"). Notwithstanding the above, (x) in the event that the Severance Period extends beyond eighteen {18) months following your date of termination, or (y) if the Company otherwise determines in its sole discretion that it cannot provide the foregoing Health Benefits Continuation Payments without potentially violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the Company's portion of the monthly COBRA premium (as described above) that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether COBRA continuation coverage remains available (i.e., in the event that the Severance Period extends beyond eighteen (18) months following your date of termination) and shall end on the earlier of (1) the end of the Severance Period, {2) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA; or {3) the last day of the twenty-fourth {24th) calendar month following your termination date.

(d)Acceleration of Sign-On Equity Award. Notwithstanding anything to the contrary in the applicable equity plan or the award agreement applicable to your Sign-On Equity Award, any outstanding but unvested portion of your Sign-On Equity Award that would have vested between the date of termination and August 21, 2024 had you remained employed during such time shall accelerate and become fully-vested and exercisable as of the later of (A) the termination date, or (B) the effective date of the separation agreement described below.

If the Company terminates your employment without Cause, or if you resign for Good Reason, and the effective date of such termination occurs within the 90 day period immediately preceding or the twelve (12) month period immediately following a Change- in-Control (such period the "Change-in-Control Period" and such termination a "Change-in- Control Termination"), then the Termination Benefits shall be as follows:

(v)The Severance Period as defined in (a) above shall be a period of twelve (12) months after the date of termination.

(w)Your Health Benefits Continuation shall be as provided in (c) above for the Severance Period defined in (v) immediately above.

(x)An amount equal to your annual target bonus for the year of termination, paid in one lump sum on the Company's next regularly-scheduled payroll date following the effective date of the separation agreement described below.

(y)Notwithstanding anything to the contrary in any applicable equity plan or award agreement, all of your outstanding but unvested equity awards shall accelerate and become fully-vested and exercisable as of the later of (A) the termination date, (B) the effective date of the separation agreement described below, or (C) as of the Change-in-Control.

(z)The Termination Benefits provided in connection with a Change-in-Control Termination pursuant to paragraphs (v), (w), (x) and (y) above shall be in lieu of, and not in addition to, the amounts referenced in paragraphs (a), (b), (c) and (d) above.

Notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any Termination Benefits unless (a) within 60 days of your date of termination, you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company, which shall include a general release in favor of the Company and related persons and entities, and other provisions regarding non-competition, confidentiality, cooperation, non-disparagement and the like as may be included in the Company's then current form of separation agreement (the "Release"); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, and (b) you comply with the terms of your confidentiality and restrictive covenants agreement or any other similar agreements with the Company. The Salary Continuation Payments shall commence within 60 days after the date of termination and shall be made on the Company's regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and the first Salary Continuation Payment, the first Salary Continuation Payment shall include a "catch up" payment.

For purposes of this Section:
"Cause" means the occurrence of any of the following (and, if applicable, that the Company has complied with the Cause Process (hereinafter defined) following the occurrence of a circumstance subject to the Cause Process): (i) theft, fraud, embezzlement, misappropriation of assets or property of the Company, or material violation of your confidentiality and restrictive covenants agreement with the Company; (ii) dishonesty, gross negligence, misconduct, neglect of duties, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendere; or (vi) continued, willful and deliberate non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability).
"Cause Process" means that (1) the Company has reasonably determined in good faith that a "Cause" condition has occurred; (2) the Company has notified you in writing of the first occurrence of the Cause condition within 60 days of the first occurrence of such condition; (3) you are provided a period of 30 days following such notice (the "Cause Cure Period") to remedy the condition; (4) notwithstanding such efforts, the Company reasonably and in good faith determines at the end of the Cause Cure Period that the Cause condition continues to exist; and (5) the Company terminates your employment within 30 days after the end of the Cause Cure Period. If you cure the Cause condition during the Cause Cure Period, Cause shall be deemed not to have occurred. The Company shall not be required to follow the Cause Process as to those conditions which it reasonably determines in good faith cannot be cured within the Cause Cure Period. For the avoidance of doubt, you and the Company acknowledge and agree that clauses (i), (iii) and (v) cannot be cured and shall not be subject to the requirements of the Cause Process.

"Change-in-Control" means the occurrence of any of the following events: (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; (ii) a change in the composition of the Company's Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors where "Incumbent Directors" means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) the consummation of a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.
"Good Reason" means that you have complied with the Good Reason Process following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your authority, duties and responsibilities; (ii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting all or a material portion of the similarly situated senior executive level employees of the Company and that does not adversely affect you to a greater extent than such similarly situated employees; and (iii) a change in the geographic location at which you must regularly report to work and perform services of more than thirty (30) miles, except for required travel on the Company's business; or (iv) a material breach by the Company of any of its obligations to you under its employment agreements with you.

"Good Reason Process" means that (1) you have reasonably determined in good faith that a "Good Reason" condition has occurred; (2) you have notified the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (3) the Company is provided with a period of 30 days following such notice (the "Cure Period") to remedy the condition; (4) notwithstanding such efforts, you reasonably and in good faith determine at the end of the Cure Period that the Good Reason condition continues to exist; and (5) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.”

2.Amendment of Section 280G Provision: Section 8 of the Original Agreement is hereby superseded and replaced in its entirety with the following:

“8.    Section 280G:

(a)If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change-in-Control (for purposes of this Section 8, a "Payment") would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and, but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the "Excise Tax"), then such Payment shall be either: (i) the full amount of such Payment; or (ii) such lesser amount (a "Reduced Payment") as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.
(b)With respect to Section 8(a), if there is more than one method of reducing the Reduced Payment amount that would result in no portion of the Payment being subject to the Excise Tax, then the Payment shall be reduced or eliminated in the following order: (i) cash payments; (ii) taxable benefits; (iii) nontaxable benefits; and (iv) accelerated vesting of equity awards in a manner that maximizes the amount to be received by you.

(c)The determination of whether Section 8(a)(i) or (ii) applies, and the calculation of the amount of the Reduced Payment if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations to both the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company, in a form that can be relied upon for tax filing purposes. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(d)You may receive a Payment that is, in the aggregate, either more or less than the amount described in Section 8(a)(i) or (ii) (as applicable, an "Overpayment" or "Underpayment"). If it is finally determined by a court of competent jurisdiction pursuant to a final non-appealable judgment, or the Internal Revenue Service, or by the Accounting Firm upon request by either the Company or you, that an Overpayment or Underpayment has been made, then: (i) in the event of an Overpayment, you shall promptly repay the Overpayment to the Company, together with interest on the Overpayment at the applicable federal rate from the date of your receipt of such Overpayment until the date of such repayment; and (ii) in the event of an Underpayment, the Company shall promptly pay an amount equal to the Underpayment to you, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you had the provisions of Section 8(a)(ii) not been applied until the date of payment.”

3.Amendment of Section 409A Provision: Section 9 of the Original Agreement is hereby superseded and replaced in its entirety with the following:

“9.    Section 409A:

(a)It is intended that payments under this Agreement are exempt from, or comply with, Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with Treasury Regulation Section 1.409A-1(h).

(b)     Anything in this Agreement to the contrary notwithstanding, if, at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent necessary to comply with Section 409A of the Code, any payment or benefit that you become entitled to under this Agreement on account of your separation from service will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.

(c)It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. In no event will the bonus payment described in Section 7(b) or 7(x) hereof, as applicable, be paid after March 15 of the calendar year following the calendar year in which your separation from service occurs.

(d)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e)The Company makes no guarantee of any tax consequences with respect to any payment hereunder, including, without limitation, under Section 409A of the Code. The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section, and nothing herein shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A of the Code) from you to the Company or to any other individual or entity.”

4.Amendment of Restrictive Covenants Provision: Section 15 of the Original Agreement is hereby superseded and replaced in its entirety with the following:

“15.    Restrictive Covenants: If the Company elects to enforce the agreement attached as Annex A or any other non-competition provision for which post-employment payments are required under applicable law, the Company may apply the amount of any such payment(s) to the Termination Benefits.”

5.Non-Competition Agreement: In consideration of the benefits contained herein and those recited in Annex A and as a condition precedent to the effectiveness of this amendment to the Original Agreement, you agree to execute, and have executed, the Employee Non-Competition Agreement attached as Annex A hereto.

6.Governing Law: The terms of this amendment and the Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this amendment or the Agreement or arising out of, related to, or in any way connected with, this amendment, the Agreement, your employment with the Company or any other relationship between you and the Company (the “Dispute”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal arid state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute, and the prevailing party shall be awarded its attorneys’ fees and costs.

Sincerely,
Quanterix Corporation

By: _/s/ Everett Cunningham____
Everett Cunnigham
Chief Executive Officer

Agreed and accepted:

By: _/s/ Vandana Sriram________
Vandana Sriram

Date: May 5, 2026

Employee Non-Competition Agreement
For good and valuable consideration, including, without limitation, my employment by Quanterix Corporation (the “Company”), access to the Company’s proprietary information, trade secrets and goodwill, and, with respect to the non-competition restrictions, the mutually agreed upon consideration set forth in Section 1(c)(i), I hereby agree as follows:
1. Prohibited Competition.
(a)Acknowledgements and Agreements Regarding Competition. I expressly acknowledge that: (i) there are competitive and proprietary aspects of the business of the Company; (ii) during my employment with the Company, the Company shall furnish, disclose or make available to me Proprietary Information (as defined in my Employee Non-Solicitation, Confidentiality and Assignment Agreement) and may provide me with unique and specialized training; (iii) such Proprietary Information and training have been developed and shall be developed by the Company through the expenditure of substantial time, effort and money, and could be used by me to compete with the Company; (iv) if I become employed or affiliated with any competitor of the Company in violation of my obligations in this Agreement, there is a risk that I would disclose the Proprietary Information to such competitor and would use such Proprietary Information, knowingly or unknowingly, on behalf of such competitor; (v) in the course of my employment, I shall be introduced to vendors, suppliers, customers and others with important relationships to the Company, and any and all “goodwill” created through such introductions belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between me and any vendors, suppliers or customers of the Company.
(b)Definitions.
(i)“Cause.” The term “Cause” shall have the same definition as used in my Employment Agreement with the Company. If my Employment Agreement does not define “Cause”, then “Cause” is defined as: (A) commission of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; (B) willful misconduct or gross negligence in the performance of job duties; (C) any act or omission that results in material harm to the reputation, business or business relationships of the Company; (D) breach of the terms of this Agreement or any other agreement with the Company; (E) failure or refusal to comply with any material policy or rule of the Company; or (F) failure or refusal to perform material job duties or responsibilities to the Company’s reasonable satisfaction. I understand that my employment shall be considered to have been terminated for “Cause” if the Company determines in good faith, within the Non-Competition Period (as defined below), that termination for Cause was warranted.
(ii)“Competing.” A business shall be deemed to be “Competing” with the Company if the business: (A) (1) develops, manufactures, markets, distributes or sells products that are competitive with or similar to products developed or supplied by the Company; (2) markets, distributes or sells products developed or manufactured by third parties that are competitive with or similar to products developed or supplied by the Company; (3) provides laboratory or other services that are competitive with or similar to services provided by the Company, in each case (1)-(3) including products or services that the Company is developing or in active planning to develop at any time during the one (1) year period prior to the termination of my employment with the Company; or (B) is a business in which I could reasonably be expected to use or disclose Proprietary Information.
(iii)“Non-Competition Period.” The term “Non-Competition Period” is defined as the one (1) year period following the termination of my employment with the Company for Cause, or my resignation for any reason or no reason, provided that, in the event that I breach a fiduciary duty to the Company or unlawfully take physical or electronic property of the Company then the duration of the Non-Competition Period shall be increased to two (2) years following the termination of my employment with the Company.

(iv)“Restricted Territory.” The term “Restricted Territory” is defined as any regional area or territory in which I performed services on behalf of the Company or had a material presence or influence in the two years immediately preceding the Non-Competition Period, or in which the Company engaged in any business activity or was actively planning to engage in any business activity at any time during my employment with the Company.
(c) Non-Competition. During the period in which I am employed by the Company and for the Non-Competition Period, I shall not engage in the following activities either through or on behalf of myself, a third party or another person/entity, whether directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity: own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business that is directly or indirectly Competing with the business of the Company within the Restricted Territory (each, a “Restricted Activity”). I understand that my obligations under this Section 1(c) are subject to the Company’s election to enforce the non-competition restrictions described herein, as described in Section 1(c)(ii) below.
(i)Mutually Agreed Upon Consideration. In consideration of my agreement not to compete during the NonCompetition Period as set forth above, and so long as I comply with the obligations under Section 1(c), the Company shall pay me an amount equal equivalent to one (1) month’s base salary in a lump sum payment on the first payroll date following the Company’s election to enforce the Non-Competition Restriction as described below. For the purposes of this subsection 1(c)(i), “base salary” shall mean the amount of base salary paid to me by the Company on a bi-weekly basis, excluding any other form of compensation (including but not limited to, bonuses, commissions, reimbursements, travel discounts or other fringe benefits such as equity). The Company reserves the right to apply any severance payments made to me by the Company, or a portion thereof, against any payment under this Section 1(c)(i).
(ii)Election to Enforce the Non-Competition Restriction. The Company, in its sole discretion, may elect to enforce or waive its rights under Section 1(c) by providing me with written notice of its election or waiver no later than two (2) weeks following the last day of my employment with the Company; provided, however, that in the event I fail to comply with Section 1(c)(iv) below, the two (2) week election period may be extended as permitted by applicable law. I understand that in the event the Company does not elect to enforce its rights under Section 1(c), I shall have no further obligation under Section 1(c). I understand and acknowledge that any such election shall have no effect on my obligations under the remainder of this Agreement, which shall continue in full force and effect in all respects. I acknowledge and agree that nothing in this Section 1(c)(ii) gives me an election as to compliance with Section 1(c). Notwithstanding the foregoing, if the Company determines in good faith, at any time during the above-described election period or otherwise during the Non-Competition Period, that: (A) I breached Section 1(c); (B) I breached my fiduciary duty to the Company; or (C) I unlawfully took physical or electronic property of the Company; then (X) the Company may enforce Section 1(c) without providing the mutually agreed upon consideration in Section 1(c)(i) (or may demand return of such consideration, as described in Section 1(c)(iii) below); and (Y) the Non-Competition Period automatically shall extend to two (2) years after the termination of my employment with the Company in the case of the proviso contained in Section 1(b)(iii).
(iii)Remedies Upon Breach. I acknowledge and agree that if I breach any of my obligations under Section 1(c) of this Agreement at any time during the Non-Competition Period, then, in addition to any other remedies that the Company may have against me, including but not limited to injunctive relief, I shall be obligated to immediately return any payment previously made by the Company pursuant to Section 1(c)(i).
(iv)Notice of Subsequent Employment or Engagement. I agree that at any point prior to the commencement of the Non-Competition Period, in the event that I am considering an opportunity that would require me to engage in any post-employment professional opportunity (including, but limited to, in the role of employee, consultant, contractor, owner, partner, or otherwise), I shall notify the Company’s head of Human Resources of such opportunity in writing. I acknowledge and agree that my acceptance of the payments under Section 1(c)(i) shall be an express representation to the Company that I am in compliance with this Section 1(c)(iv).
(v)Material Breach. I acknowledge and agree that a breach of any provision of this Section 1(c) is a material breach of this Agreement.
2.Reasonableness of Restrictions. I acknowledge and agree that the provisions of this Agreement are necessary and reasonable to protect the Company’s Proprietary Information, property rights, trade secrets, good will and business interests. I further acknowledge and agree that the types of employment which are prohibited by Section 1 are narrow and reasonable in relation to the skills which represent my principal salable asset both to the Company and to my other prospective employers, and that the specific but broad temporal and geographical scope of Section 1 is reasonable and fair in light of the Company’s need to market its services and develop and sell its products in a large geographic area in order to maintain a sufficient customer base, and in light of my material presence or influence in the Restricted Territory during the last two years of my employment with the Company.
3.Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.
4.No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason. I also agree that this Agreement will apply to me if I am employed at the Company indirectly, such as through an employment agency.
5.Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any material changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this
Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.
6.Disclosure to Future Employers. I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.
7.Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an
“Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. During the Restricted Period following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.
8.Severability; Blue Pencil. In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, the court making such determination shall have the power to reduce the duration, geographical scope, activity or subject of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.
9.Entire Agreement. This Agreement constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior non-competition agreements and understandings, oral or written, between us concerning such subject matter. No modification, amendment, waiver or termination of this Agreement or of any provision hereof will be binding unless made in writing and signed by an authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions. In the event of any inconsistency between this Agreement and any other contract between the Company and me, the provisions of this Agreement will prevail.
10.Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of
Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of
Massachusetts. Any legal action or proceeding with respect to this Agreement shall be brought in Suffolk County Superior Court Business Litigation Session, Boston, Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid court. As used in this Agreement, “including” means “including but not limited to”.
11.Acknowledgment; Opportunity to Review. By signing this Agreement, I hereby acknowledge that I was provided with the opportunity to review the terms of this Agreement, including the obligations under Section 1(c), and that I have had the opportunity to consult with counsel of my own choosing regarding such terms. I further acknowledge that I fully understand the terms of this Agreement and have voluntarily executed this Agreement. This Agreement will take effect ten business days after my signature on this Agreement.
BY SIGNING BELOW, I CERTIFY THAT I HAVE READ THIS AGREEMENT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.
Employee Non-Competition Agreement
IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

By: _/s/ Vandana Sriram________
Vandana Sriram

Date: April 11, 2024
Quanterix Corporation

By: _/s/ Erica Bell________
Name: Erica Bell
Title: Chief People Officer
Dated: April 9, 2024